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                                                                     Exhibit 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)


                                                         Three Months Ended          Nine Months Ended
                                                           September 30,               September 30,
                                                         1995          1996          1995          1996
                                                         ----          ----          ----          ----
Primary Earnings
  Income before extraordinary items ...........       $ 4,060       $ 8,095       $13,183       $23,050
  Extraordinary items .........................            12             7            73           183
                                                      -------       -------       -------       -------
      Net Earnings ............................       $ 4,072       $ 8,102       $13,256       $23,233
                                                      =======       =======       =======       =======

  Shares:
    Weighted average number of
      common shares outstanding ...............        32,661        38,661        32,118        34,695
                                                      -------       -------       -------       -------

  Primary earnings per common share:
    Income before extraordinary items .........       $  0.12       $  0.21       $  0.41       $  0.66
    Extraordinary items .......................            --            --            --          0.01
                                                      -------       -------       -------       -------
      Net Earnings ............................       $  0.12       $  0.21       $  0.41       $  0.67
                                                      =======       =======       =======       =======

Fully Diluted Earnings
  Income before extraordinary items ...........       $ 4,060       $ 8,095       $13,183       $23,050
  Net interest expense related to convertible ..          892           973         1,560         2,923
                                                      -------       -------       -------       -------
  Income before extraordinary items
    as adjusted ...............................         4,952         9,068        14,743        25,973
  Extraordinary items .........................            12             7            73           183
                                                      -------       -------       -------       -------
      Net earnings as adjusted ................       $ 4,964       $ 9,075       $14,816       $26,156
                                                      =======       =======       =======       =======

  Shares:
    Weighted average number of common
      shares outstanding ......................        32,672        38,661        32,523        34,857
    Assuming conversion of convertible debt ...         7,188         7,188         4,143         7,188
                                                      -------       -------       -------       -------
    Weighted average number of common
      shares outstanding as adjusted ..........        39,860        45,849        36,666        42,045
                                                       ======        ======        ======        ======

  Fully diluted earnings per common share:
    Income before extraordinary items .........       $  0.12       $  0.20       $  0.41       $  0.62
    Extraordinary items .......................            --            --            --            --
                                                      -------       -------       -------       -------
      Net earnings ............................       $  0.12       $  0.20       $  0.41       $  0.62
                                                      =======       =======       =======       =======
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